 Exhibit 99.1

Lion Biotechnologies Announces Second Quarter 2016 Financial Results

- Company appointed new CEO, Maria Fardis, Ph.D., with deep oncology leadership experience –

- Completed $100M equity financing and expanded Board -

NEW YORK, NY – August 8, 2016 -- Lion Biotechnologies, Inc. (NASDAQ: LBIO), a biotechnology company developing novel cancer immunotherapies based on tumor-infiltrating lymphocytes (TIL), today reported its second quarter 2016 financial results and provided a corporate update.

“My vision for Lion is to build a fully integrated oncology company with development expertise in cell-based therapy. We are expanding our research and development teams and centralizing many of the new team members at our new corporate headquarters in California. The R&D team has refined its focus on process optimization for TIL growth and research in additional indications for which TIL technology could be utilized. We have assembled multiple scenarios for development of TIL technology with a focus toward registration-enabling activities. We have raised $100 million to support these efforts, allowing expeditious execution with the ultimate goal of commercialization of TILs,” said Dr. Maria Fardis, Chief Executive Officer of Lion Biotechnologies.

Recent Company and Pipeline Highlights

•	Appointed New Chief Executive Officer: On June 1, 2016, Maria Fardis, Ph.D., was appointed President and Chief Executive Officer and was added as a new member of the Board of Directors. Dr. Fardis has extensive experience in drug development and novel cancer treatments. Prior to joining Lion Biotechnologies, Dr. Fardis was chief operating officer at Acerta Pharma, a biotech company focused on developing selective, covalent small molecules to treat cancer and inflammation.
•	Expansion of Board of Directors: On June 7, 2016, Wayne Rothbaum was appointed to the Company's Board of Directors as its interim Chairman. Wayne Rothbaum is currently president and managing member of Quogue Capital, LLC, a dedicated life sciences investment fund. On August 4, 2016, Iain Dukes, D.Phil. also joined the Board of Directors. Iain Dukes was formerly senior vice president, business development and licensing at Merck & Co.
•	Completed Private Placement Raising ~$100M: In June 2016, the Company completed a private financing led by Quogue Capital, OrbiMed Advisors, Frazier Healthcare Partners, Broadfin Capital and other institutional and accredited investors. Lion Biotechnologies received gross proceeds of $100 million, before paying the placement agents' fees and estimated offering expenses. At the closing, the Company issued 9,684,000 shares of common stock and 11,368,633 shares of its new non-voting Series B Preferred Stock.
•	Continuing Patient Enrollment in Phase 2 Study of Lead Product Candidate LN-144: Lion is continuing to enroll patients in an ongoing multi-center, single-arm, Phase 2 study of LN-144 for the treatment of refractory metastatic melanoma. The study is expected to enroll approximately 20 patients who will follow a lympho-depleting preparative regimen (treated with a single infusion of LN-144 followed by IL-2).
•	Second Lead Program to Enter Phase 2 in 2017: The Company plans to initiate a Phase 2 trial for LN-145 for the potential treatment of cervical cancer in 2017.
•	New Corporate Headquarters: In August 2016, the Company signed a four and a half year lease agreement for new corporate headquarters in San Carlos, California to support the growing development team members.

Second Quarter and Year-to-Date 2016 Financial Results

For the second quarter ended June 30, 2016, Lion reported research and development expenses of $4.5 million, compared to $4.1 million for the same period in 2015. Year-to-date June 30, 2016 research and development expenses were $8.7 million compared to $6.8 million for the first six months of 2015. The increase in research and development spending in 2016 is due, in part, to the ongoing Phase 2 study for LN-144 and an increase in hiring at the Company’s Tampa, Florida research and development facility.

General and administrative expenses increased to $7.3 million for the quarter ended June 30, 2016, compared to $2.4 million for the same period in 2015. Year-to-date June 30, 2016 general and administrative expenses were $10.1 million compared to $4.9 million for the same period in 2015. The increase in general and administrative expenses for 2016 is primarily due to the hiring of new employees along with severance and $3.5 million in non-cash stock compensation charges associated with the Company’s former Chief Executive Officer.

Excluding non-cash stock compensation expense, the Company incurred approximately $11.6 million in costs on general and administrative and research and development activities for the six months ended June 30, 2016. After these expenditures and the net proceeds received from the $100 million private placement, the Company held $191.6 million in cash and short-term investments as of June 30, 2016, compared to $103.7 million as of December 31, 2015.

2016 Cash Expectations

Lion anticipates that it will now invest between $35 million and $40 million in its research, development and operations for the 2016 calendar year, resulting in approximately $23 million to $28 million in additional spending for the remainder of 2016.

About Lion Biotechnologies, Inc.

Lion Biotechnologies, Inc. is a clinical-stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers. The company's lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocytes (TIL) for the treatment of patients with refractory metastatic melanoma. TIL therapy is also being evaluated in clinical trials at the National Cancer Institute, MD Anderson Cancer Center and Moffitt Cancer Center. For more information, please visit http://www.lionbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company's future goals, its operating and financial performance, additional studies and product development, expansion of the company's research platform, and market position and business strategy. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections. Risks and uncertainties include, but are not limited to, the company's ability to initiate a Phase 2 trial for LN-145 in 2017, its ability to continue to enroll patients in the Phase 2 trial for LN-144, and the amount that will be invested in 2016 in research and development. A further list and description of these and other risks, uncertainties and other factors can be found in Lion Biotechnologies, Inc. most recent Annual Report on Form 10-K and the company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov or www.lionbio.com. Any forward-looking statement made in this release speaks only as of the date of this release. Lion Biotechnologies, Inc. does not undertake to update any forward-looking statements as a result of new information or future events or developments.

Investor Contact:

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

sarah@sternir.com

Media Contact:

Alex Ferrara

inVentivHealth Public Relations

212-849-9487

Alexandra.Ferrara@inventivhealth.com

Financial Information:

(in 000s, except per share amounts)

Condensed Statement of Operations

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Revenues	$-	$-	$-	$-

Costs and expenses
Research and development*	4,463	4,055	8,655	6,841
General and administrative**	7,264	2,385	10,082	4,897
Total costs and expenses	11,727	6,440	18,737	11,738

Loss from operations	(11,727)	(6,440)	(18,737)	(11,738)
Interest income	164	73	290	73
Net Loss	$(11,563)	$(6,367)	$(18,447)	$(11,665)

Net Loss Per Share, Basic and Diluted	$(0.23)	$(0.14)	$(0.37)	$(0.28)

Weighted-Average Common Shares Outstanding, Basic and Diluted	51,082	45,082	49,807	41,414

* Includes $593, $809, $1,178 and $1,584 in stock-based compensation costs

** Includes $4,764, $1,114, $5,958 and $1,805 in stock-based compensation costs

	June 30, 2016 (unaudited)	December 31, 2015
Cash, cash equivalents and short-term investments	$191,568	$103,700
Total assets	$193,542	$105,653
Stockholders' equity	$188,936	$104,023